Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-117881 of Shuffle Master, Inc. on Form S-3 and in Registration Statements of Shuffle Master, Inc. on Form S-3 (No. 333-117830) and on Form S-8 (Nos. 33-88124, 33-88180, 333-09623, 333-39060, 333-39064, 333-39290, 333-61588, 333-101444, 333-100716, 333-104659, 333-117909, and 333-117910) of our report dated January 12, 2005, appearing in this Annual Report on Form 10-K of Shuffle Master, Inc. for the year ended October 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

January 12, 2005